Codexis Receives Notice Alleging Breach of Dyadic License Agreement

Redwood City, Calif. - August 5, 2013 - Codexis, Inc. (NASDAQ: CDXS), a developer of engineered enzymes for pharmaceutical, biofuel and chemical production, today announced that the company has received notice from Dyadic International, Inc. alleging that Codexis is in breach under a license agreement established by the companies on November 14, 2008. According to the notice, Dyadic intends to terminate the agreement in 60 days if the breach is not cured to Dyadic's satisfaction. Codexis believes that it is not in breach of the Dyadic license agreement, and that the Dyadic notice is unjustified and is without any legal or factual basis, and Codexis is considering all available remedies to protect its interests under the Dyadic license agreement.
Under the license agreement, Codexis obtained a non-exclusive license relating to Dyadic's C1-based proprietary fungal expression technology for the production of enzymes to make products in the fields of biofuels, certain pharmaceuticals, chemicals, air treatment, water treatment and the conversion of cellulosic biomass into fermentable sugars for use in non-fuel products. Codexis agreed to pay Dyadic certain license issuance fees, milestone payments and fees based on volume of enzyme products sold or manufactured using this Dyadic technology.
Codexis currently uses this license from Dyadic solely in connection with its CodeXyme® cellulase enzymes. Codexis does not expect that termination of the Dyadic license would have any impact on its current pharmaceutical and CodeXol® detergent alcohol businesses.
About Codexis, Inc.

Codexis, Inc. engineers enzymes for pharmaceutical, biofuel and chemical production. Codexis' proven technology enables scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development - from research to manufacturing. For more information, see www.codexis.com.

Codexis Forward-Looking Statements

This press release contains forward-looking statements relating to Dyadic's intent to terminate the Dyadic license agreement; actions the Company may take to protect its interests under the Dyadic license agreement; Codexis' ability to maintain rights under the Dyadic license agreement; and the impact of the Dyadic notice on Codexis' current pharmaceutical and CodeXol® detergent alcohol businesses. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include uncertainty around Codexis' ability to resolve the dispute with Dyadic on commercially reasonable terms and uncertainty around Codexis' ability to dispute with success, through legal action or otherwise, Dyadic's allegation that Codexis has materially breached the Dyadic license agreement. Additional factors that could materially affect actual results can be found in Codexis' Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed with the Securities and Exchange Commission on May 9, 2013, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis, Inc.
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ir@codexis.com
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